Exhibit 99.2

NEWS RELEASE

DOLE FOOD COMPANY, INC.	DAVID H. MURDOCK
Contact: C. Michael Carter	Contact: Scott A. Griswold
(818) 879-6801	(310) 209-3816

Dole Food Company, Inc. and David H. Murdock Announce Definitive

Agreement for Dole to be Acquired for $13.50 per Share in Cash

WESTLAKE VILLAGE, California – August 12, 2013 – Dole Food Company, Inc. (NYSE: DOLE) and David H. Murdock, Dole’s Chairman and Chief Executive Officer, today jointly announced that they have signed a definitive merger agreement pursuant to which Mr. Murdock, acting through his affiliates, will acquire for cash all of the outstanding shares of Dole common stock not currently beneficially held by him. Under the terms of the merger agreement, Dole stockholders will receive $13.50 in cash for each share of Dole common stock that they hold, in a transaction which (with the assumption of debt) places the total enterprise value of Dole at approximately $1.6 billion. This price represents an increase of $1.50 per share from the original proposal Mr. Murdock delivered to Dole on June 10, 2013, and a premium of 32% over the $10.20 per share price of the stock immediately prior to such proposal.

The Board of Directors of Dole, with Mr. Murdock abstaining, acting on the unanimous recommendation of a special committee of independent and disinterested directors, unanimously approved the merger agreement pursuant to which Mr. Murdock will take the company private. The transaction is subject to a number of conditions, including approval by at least a majority of the outstanding shares of common stock held by stockholders of Dole other than Mr. Murdock and his affiliates. The special committee was formed after Mr. Murdock delivered the original proposal to Dole.

The transaction will be financed through a combination of cash and equity contributed by Mr. Murdock, as well as financing that has been committed by Deutsche Bank, Bank of America and The Bank of Nova Scotia. The transaction is subject to other customary conditions, including receipt of required regulatory approvals, in addition to the stockholder approval mentioned above. The merger agreement provides for a “go-shop” period of 30 days, during which the special committee, with the assistance of Lazard, will actively solicit, receive, evaluate and potentially enter into negotiations with parties that offer alternative proposals. The transaction is expected to close during the fourth quarter of 2013.

Lazard acted as financial advisor to the special committee. Mr. Murdock was advised by Deutsche Bank Securities Inc. in connection with the transaction.

For further information regarding the terms and conditions of the proposed merger, please see Dole’s Current Report on Form 8-K filed today with the SEC.

Additional Information

In connection with the proposed merger, Dole will file with the SEC and furnish to its stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval in connection with the merger transaction, nor does it constitute an offer to purchase or a solicitation of an offer to sell shares of Dole common stock. Stockholders are urged to read carefully when they become available the proxy statement and any other relevant documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement, because they will contain important information about Dole and the proposed merger. In addition to receiving the proxy statement from Dole by mail, stockholders will also be able to obtain the proxy statement, as well as other relevant documents, without charge, from the SEC by going to the SEC’s website at www.sec.gov or, without charge, from Dole by going to Dole’s Investor Relations website at http://investors.dole.com.

Dole and its executive officers, directors and certain other members of management and employees may be deemed to be “participants” in the solicitation of proxies from Dole’s stockholders with respect to the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Dole in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about Dole’s executive officers and directors in its Annual Report on Form 10–K for the fiscal year ended December 29, 2012, and in its definitive proxy statement filed with the SEC on Schedule 14A on April 12, 2013.

About Dole Food Company, Inc.

Dole Food Company, Inc., with 2012 revenues from continuing operations of $4.2 billion, is one of the world’s largest producers and marketers of high-quality fresh fruit and fresh vegetables. Dole is an industry leader in many of the products it sells, as well as in nutrition education and research. For more information, please visit www.dole.com or http://investors.dole.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including, but not limited to, the timing and anticipated completion of the proposed merger and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Dole and are subject to significant risks and uncertainty. Readers are cautioned not to place undue reliance on any such forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: risks arising from the proposed merger’s diversion of management’s attention from Dole’s ongoing business operations; potential adverse reactions or changes to business or employee relationships resulting from the announcement or completion of the proposed merger; litigation or adverse judgments relating to the proposed merger; risks relating to the consummation of the proposed merger, including the risk that the required stockholder approval might not be obtained in a timely manner or at all or that other closing conditions will not be satisfied; any difficulties associated with requests or directions from governmental authorities resulting from their review of the proposed merger; the possibility that competing offers for the businesses will be made; the amount of the costs, fees, expenses and charges related to the merger agreement or proposed merger; the failure to obtain the necessary financing for the proposed merger; risks that Dole’s stock price may decline significantly if the proposed merger is not completed; and any changes in general economic and/or industry-specific conditions.

Certain of these and other risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the documents filed by Dole with the SEC, including Dole’s Annual Report on Form 10-K under the heading “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Dole undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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